Exhibit 99.1

July 11, 2023

Dear Fellow Stockholder:

The Inland Real Estate Income Trust, Inc. (Inland Income Trust, the Company, or the REIT) portfolio continues to perform well. On or around July 7, 2023, a second quarter 2023 distribution in the amount of $0.1356 per share was paid to stockholders of record as of the close of business on June 30, 2023.

Despite challenges in the broader market, we have maintained our asset management focus of growing net operating income and controlling expenses. As of March 31, 2023, Inland Income Trust owned 52 retail properties totaling approximately 7.2 million square feet located across the country. Our economic occupancy was 93.5 percent as of March 31, 2023, demonstrating the resilience and stability of our primarily grocery-anchored properties throughout various market cycles.

While the bankruptcy of Bed, Bath & Beyond, Inc. and subsequent store closures is an unfortunate turn of events, our team has been in close contact with the tenant regarding their four leased locations within our portfolio. Ahead of the tenant filing bankruptcy, we chose to proactively terminate two of these leases to potentially accommodate other interested retailers. I am pleased to share the news that we have letters of intent on two locations, with the average first year negotiated rent increased by approximately 70 percent, and have entered lease negotiations for the remaining two locations.

U.S. consumers spent a seasonally adjusted 0.3 percent more in May at retail stores, restaurants and online, following April’s strong advance. That growth reflected robust hiring and rising wages that increased incomes in recent months, a sign of resilience in the face of economic challenges such as high inflation and interest rates.1

The International Council of Shopping Centers (ICSC) recently held its annual conference in Las Vegas, drawing more than 24,000 registrants focused, one way or another, on retail real estate. Our team was well represented at the event and held meetings with current and prospective tenants to discuss, among other things, the space-constrained retail real estate market. With new retail construction at a standstill, landlords have the upper hand and, as a result, retail rents are on the rise.2

It is important to note that we continue to analyze the market for a potential liquidity event; however, with high interest rates negatively impacting property values, the market environment is not attractive at this time for a strategic transaction.

We appreciate your continued trust and confidence in our asset management experience. For further information or if you have questions, please contact your financial professional or call our Investor Services team at (800) 826-8228. Thank you for your investment in Inland Income Trust.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

1 WSJ. Spring Spending Surge Pushes Growth Despite Rising Rates. June 16, 2023.

2 Chain Store Age. ICSC LAS VEGAS REPORT_ It’s a landlord’s market. May 31, 2023.

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2022 filed on March 23, 2023 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

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